Exhibit 99.2

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Computershare PO Box 505000 Louisville, KY 40233-5000 Telephone 800 730 6001 www.computershare.com/investor

Important Notice Regarding the Availability of Materials

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

You are receiving this notice because you held shares of Apartment Investment and Management Company (“Aimco”) common stock as of the close of business on [●], 2020 (“Record Date”). On [●], 2020, Aimco will distribute all of the outstanding shares of Apartment Income REIT Corp. (“AIR”) on a pro rata basis to holders of Aimco common stock. Each Aimco stockholder will receive one share of AIR common stock for each share of Aimco common stock held as of the close of business on the Record Date.

An information statement describing the distribution has been filed as an exhibit to AIR’s registration statement on Form 10.

This notice provides instructions on how to access the information statement for informational purposes only and is not a form for voting. No vote of Aimco’s stockholders is required or is being sought. Therefore, you are not being asked for a proxy, and you are requested not to send a proxy. The information statement contains important information and is available, free of charge, on the Internet or by mail by following the instructions below. We encourage you to access and review the information statement closely.

How to Access the Information Statement

How to View Online:

Visit: www.aimco.com/scc_infostmt

How to Request and Receive a PAPER Copy:

If you want to receive a paper copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

By Telephone - Call our Transfer Agent, Computershare, free of charge at 1-800-730-6001

By Email - Send an email to our Transfer Agent, Computershare, at web.queries@computershare.com with “Request for Materials Aimco (AIR)” in the subject line. Include in the message the full registration on your Computershare account and mailing address. State in the email that you want a paper copy of the AIR information statement.

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